Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PYXIS TANKERS INC.,

MARITIME TECHNOLOGIES CORP.,

LOOKSMART, LTD.

and

looksmart GROUP, INC.

Dated as of April 23, 2015

AGREEMENT OF PLAN AND MERGER

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Exhibits

Exhibit A	LS Operating Subs
Exhibit B	Directors and Officers of Surviving Corporation
Exhibit C	Directors and Officers of Pyxis
Exhibit D	Pyxis Operating Subs
Exhibit E	Form of Voting Agreement
Exhibit F	LS Insiders
Exhibit G	Form of Lockup Agreement
Exhibit H	Additional Pyxis Shares
Exhibit I	Pledge Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2015 (this “Agreement”), is entered into by and among Pyxis Tankers Inc., a Marshall Islands corporation (“Pyxis”), Maritime Technologies Corp., a Delaware corporation and a wholly owned subsidiary of Pyxis (“Merger Sub”), LookSmart, Ltd., a Delaware corporation (“LS”), and LookSmart Group, Inc., a Nevada corporation (“LSG”).

WITNESSETH:

WHEREAS, Pyxis is a Marshall Islands corporation which currently has authorized capital stock consisting of (i) 450,000,000 shares of Common Stock, par value $0.001 per share (the “Pyxis Common Stock”), of which 10,000,000 shares are issued and outstanding as of the date hereof, and (ii) 50,000,000 shares of Preferred Stock, par value $0.001 per share (the “Pyxis Preferred Stock”), of which no shares are issued and outstanding as of the date hereof;

WHEREAS, Merger Sub is a Delaware corporation having authorized capital stock consisting of 10,000 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 500 shares are issued and outstanding as of the date hereof, all of which are owned of record and beneficially by Pyxis;

WHEREAS, LS is a Delaware corporation having authorized capital stock consisting of: (i) 80,000,000 shares of common stock, par value $0.001 per share (the “LS Common Stock”), of which 5,769,533 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “LS Preferred Stock”), of which no shares are issued and outstanding as of the date hereof;

WHEREAS, LSG is a Nevada corporation having authorized capital stock consisting of: (i) 80,000,000 shares of common stock, par value $0.001 per share (the “LSG Common Stock”), of which 10 shares are issued and outstanding as of the date hereof, all of which are owned of record and beneficially by LS, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof; and

WHEREAS, the respective Boards of Directors (including subgroups and committees thereof) of Pyxis, Merger Sub and LS have approved and declared advisable the merger of LS with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable laws, including the Business Corporations Act of the Associations Law of the Republic of the Marshalls Islands (the “BCA”), LS shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of LS shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of LS in accordance with the DGCL.

Section 1.2           Effective Time. The Merger shall become effective immediately when a Certificate of Merger (the “Certificate of Merger”), prepared and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.4           Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

(a)  At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b)  The individuals listed on Exhibit B attached hereto shall be the directors and officers of the Surviving Corporation at the Effective Time, as reflected therein, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5           Directors and Officers of Pyxis. As of the Effective Time, Pyxis shall take the following actions:

(a)  Pyxis shall cause the Board of Directors of Pyxis (the “Pyxis Board”) immediately following the Effective Time to be comprised of the individuals listed on Exhibit C attached hereto. Each existing director of Pyxis will remain as a director of Pyxis following the Effective Time and each other individual listed on Exhibit C shall become a director of Pyxis effective as of the Effective Time, to serve for the terms set forth on Exhibit C until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Michael Onghai or his duly appointed representative shall have the right to appoint one member of Pyxis’ board of directors at the Effective Time (which appointee may not be Michael Onghai), who shall hold such position until the later of one year after the Closing Date or the consummation of a Future Pyxis Offering (as hereinafter defined); and

(b)  The individuals listed on Exhibit C shall be appointed as the executive officers of Pyxis. Each existing executive officer of Pyxis who is not remaining in such capacity shall submit a written resignation from his or her position as an executive officer of Pyxis on or prior to the Closing Date, which shall be effective as of the Effective Time.

Section 1.6           Conversion of Securities. Prior to the Closing, LS shall effectuate the Stock Split (as hereinafter defined). At the Effective Time, by virtue of the Merger and without any action on the part of Pyxis, Merger Sub, LS, LSG or the holders of any securities of Pyxis, Merger Sub, LS or LSG, other than as contemplated in this Agreement, the following shall occur:

(a)  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that immediately following the Effective Time, Pyxis will be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation;

(b)  Subject to the provisions of Sections 1.8 and 1.9, each share of LS Common Stock (each an “LS Share”) issued and outstanding immediately prior to the Effective Time (post-Stock Split) (the “LS Post-Split Share Number”) shall be exchanged for and converted into the right to receive such number of validly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis Shares”) equal to the LS Conversion Number (collectively, the “Merger Consideration”). The “LS Conversion Number” shall equal $4,000,000 divided by a denominator equal to (i) the LS Share Closing Date Price multiplied by (ii) LS Post-Split Share Number. The “LS Share Closing Date Price” shall mean the final closing price of a share of LS Common Stock (as adjusted for the Stock Split) on the Closing Date.

All references in this Agreement to the Pyxis Shares to be received as Merger Consideration shall be deemed to include the Make-Whole Right described in, and subject to the provisions of, Section 4.12 below. Any fractional Pyxis Shares resulting from the aforementioned conversion shall not be issued by Pyxis and shall be rounded up to the nearest whole number of Pyxis Shares. All LS Shares, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Pyxis Shares into which such shares are converted. Upon the aforementioned exchange and conversion, any LS Share held by LS as treasury stock shall no longer be outstanding and shall automatically be canceled and retired. In addition, all options, warrants and other securities convertible into or exercisable for shares of LS capital stock shall either be converted or exercised into LS Shares prior to the Effective Time (and receive part of the Merger Consideration) or be cancelled. Following the Closing, no shares of LS capital stock shall be outstanding and no rights to purchase or receive shares of LS capital stock shall exist.

Section 1.7           Pyxis True-Up Shares. At the Closing, MARITIME INVESTORS CORP., the sole stockholder of Pyxis on the date hereof (“Maritime Investors”), shall receive from Pyxis additional newly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or the Pyxis Operating Subs collectively have cash on hand at Closing of over $779,000 or make any loan repayments relating to the Vessels prior to Closing), divided by (ii) the LS Share Closing Date Price, minus (B) the number of shares of Pyxis Common Stock owned by Maritime Investors prior to the implementation of this Section 1.7. For purposes of clarity, the Pyxis True-Up Shares are in addition to any additional shares of Pyxis Common Stock to be issued pursuant to Section 4.15 below, and do not include (x) any shares issued for fees in connection with the transactions contemplated by this Agreement or (y) any Permitted Issuances (as hereinafter defined).

Section 1.8           Exchange of Shares.

(a)  Exchange. Immediately prior to the Effective Time, Pyxis shall designate for exchange, in accordance with this Section 1.8, certificates representing the Pyxis Shares issuable pursuant to Section 1.6(b) in exchange for outstanding LS Shares. At or after the Effective Time, Pyxis shall cause its transfer agent to deliver the appropriate Merger Consideration in exchange for all LS Shares that are issued and outstanding immediately prior to the Effective Time, whether represented by certificates (the “Certificates”) or not represented by certificates (the “Book-Entry Shares”). Notwithstanding anything to the contrary contained in this Section 1.8, Pyxis Shares issued as Merger Consideration can be delivered in book-entry form.

(b)  Exchange Procedures. As soon as reasonably practical after the Effective Time, Pyxis shall mail (or cause to be mailed) to each holder of record of LS Shares: (i) a letter of transmittal (which shall be in such form and have such provisions as Pyxis and LS mutually and reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to Pyxis or to such agents as may be appointed by Pyxis, together with such letter of transmittal, duly executed, and any other documents as may be reasonably required, the holder of such LS Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of LS Shares formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.8, (x) each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(b) and (y) a holder of LS Shares shall not receive any dividends or distributions in respect of any Pyxis Shares which they may otherwise be entitled to; provided that once the LS Shares are properly surrendered, the holder shall receive, without interest, any dividends or distributions with a record date after the Closing Date and payable with respect to the Pyxis Shares, if any, they are entitled to receive.

(c)  Further Rights in LS Common Stock. All Pyxis Shares issued in exchange for and upon conversion of LS Shares in accordance with the terms hereof and issued pursuant to Section 4.12 shall be deemed to have been issued in full satisfaction of all rights pertaining to such LS Shares.

(d)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Pyxis in its reasonable business judgment, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, Pyxis will issue in exchange for such lost, stolen or destroyed Certificate the Pyxis Shares to which the holders thereof are entitled pursuant to Section 1.6.

(e)  Form F-4. Pyxis shall issue the Pyxis Shares in exchange for outstanding LS Shares as provided in Section 1.6 pursuant to a registration statement on Form F-4 (the “Form F-4”) filed under the Securities Act of 1933, as amended (the “Securities Act”). Pyxis and LS shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of the Merger Consideration, including the inclusion of the necessary financial statements related to their respective businesses.

Section 1.9           Closing of LS Transfer Books. At the Effective Time, the stock transfer books of LS shall be closed, and no transfer of LS Shares shall thereafter be made on the records of LS. If, after the Effective Time, Certificates representing LS Shares are presented to the Surviving Corporation or Pyxis, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.10         Cash Payment. Upon execution of this Agreement, Pyxis shall pay to LS a cash amount equal to $600,000 in immediately available funds (the “Cash Payment”), which shall be used for operational purposes, including the costs of this transaction. LS and LSG hereby acknowledge and agree that in no event shall any portion of the Cash Payment be used to repay outstanding indebtedness owed by either of them or any of their Subsidiaries to Michael Onghai or any of his affiliated entities (the “Related Party Loans”).

Section 1.11         Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or LS, or (b) otherwise to carry out the purposes of this Agreement (including cooperating with the filing of future tax returns, as necessary), the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver in the name and on behalf of the Merger Sub, and the individual(s) listed in Section 1.11 of the LS Disclosure Schedule shall be authorized to execute and deliver in the name and on behalf of LS, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or LS, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or LS and otherwise to carry out the purposes of this Agreement.

Section 1.12         Closing. Unless this Agreement has been terminated pursuant to Article VI below, the closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article V (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Pyxis and LS shall agree (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LS AND LSG

LS and LSG hereby jointly and severally represent and warrant to Pyxis, as qualified by the disclosure schedule delivered by LS to Pyxis concurrently herewith (the “LS Disclosure Schedule”) (which LS Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article II, and any information disclosed in any such section of the LS Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article II, would also apply to such other representations and warranties), as follows:

Section 2.1           Organization, Standing and Power.

(a)  LS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)  LSG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(c)  The entities listed on Exhibit A attached hereto (the “LS Operating Subs”) are all of the Subsidiaries of LSG, and each of which is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. LS has no Subsidiaries other than LSG.

(d)  The copies of LS’s Certificate of Incorporation, as amended (the “LS Charter”) and Bylaws (the “LS Bylaws”) that are listed as exhibits to LS’s public filings with the Securities and Exchange Commission (the “SEC”) are complete and correct copies thereof as in effect on the date hereof and will not be amended through the Effective Time. LS is not in violation of any of the provisions of the LS Charter or LS Bylaws. True and complete copies of all minute books of LS have been made available by LS to Pyxis.

(e)  Copies of LSG’s Articles of Incorporation and Bylaws have been provided to Pyxis and are complete and correct copies thereof as in effect on the date hereof and will not be amended through the Effective Time. LSG is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

Section 2.2           Capital Structure.

(a)  The authorized capital stock of LS consists of 80,000,000 shares of LS Common Stock and 5,000,000 shares of LS Preferred Stock. The authorized capital stock of LSG consists of 80,000,000 shares of LSG Common Stock and 5,000,000 shares of LSG Preferred Stock. Except as set forth in Section 2.2(a) of the LS Disclosure Schedule, as of the date of this Agreement, neither LS nor LSG has any outstanding shares of capital stock or options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which LS, LSG or any of their respective Subsidiaries is a party or by which any of them is bound obligating LS, LSG or any of their respective Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of LS or LSG or obligating LS, LSG or any of their respective Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. All of the outstanding LS Shares are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Section 2.2(a) of the LS Disclosure Schedule, as of the date of this Agreement, LS does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of LS on any matter. There are no Contracts to which LS, LSG or any of their respective Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of LS or LSG.

(b)  There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of LS or LSG. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

(c)  Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of LSG and each LS Operating Sub is duly authorized, validly issued, fully paid and non-assessable and each such share (or other voting security or equity equivalent, as the case may be) is owned by LS or LSG, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

Section 2.3           Authority.

(a)  (i) On or prior to the date of this Agreement, each of the Boards of Directors of LS (including subgroups and committees thereof) (the “LS Board”) and of LSG has (x) determined that this Agreement and the transactions contemplated hereby (including the Merger and Spinoff) are advisable and in the best interests of their company’s and its stockholders, and (y) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger and Spinoff), and (ii) prior to the Closing, LS shall have received all necessary approvals from the LS stockholders for approval of the Merger, the Spinoff, this Agreement and the transactions contemplated herein. No additional approvals are required from the LS Board, LSG or the LS stockholders in connection with the Merger, Spinoff or the other transactions contemplated hereby.

(b)  Each of LS and LSG has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LS and LSG and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the vote of LS stockholders at the LS Meeting) and no other corporate proceedings on the part of LS or LSG (other than the filing of appropriate Merger documents as required by the DGCL and the vote at the LS Meeting) and no other stockholder votes (other than the vote of LS stockholders at the LS Meeting) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by LS and LSG and (assuming the valid authorization, execution and delivery of this Agreement by Pyxis and Merger Sub and the validity and binding effect of this Agreement on Pyxis and Merger Sub) constitutes the legal, valid and binding obligation of LS and LSG, enforceable against LS and LSG in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.4           Consents and Approvals; No Violation.

(a)  The execution and delivery of this Agreement by LS and LSG does not, and the performance of this Agreement by LS and LSG (including the consummation of the Merger and the Spinoff) will not, (i) conflict with or violate any provision of the LS Charter or LS Bylaws or any equivalent organizational documents of LSG, or (ii) conflict with or violate any law applicable to LS, LSG or any of their respective Subsidiaries, or (iii) require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract, LS Permit or other instrument or obligation.

(b)  The execution and delivery of this Agreement by LS and LSG does not, and the performance of this Agreement by LS and LSG will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act and the filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 2.5           SEC Documents and Other Reports; Internal Controls and Procedures.

(a)  LS has timely filed with the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by it since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “LS SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the LS SEC Documents complied in all material respects with the requirements of applicable laws and, at the respective times they were filed, none of the LS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, LS makes no representation or warranty whatsoever concerning any LS SEC Report as of any time other than the date or period with respect to which it was filed. The financial statements (including, in each case, any notes thereto) of LS included in the LS SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of LS and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the LS SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, LS has not made or adopted any material change in its accounting methods, practices or policies.

(b)  LS has supplied to Pyxis all necessary information (including financial statements) for inclusion in the Form F-4 in a timely manner so that the Form F-4 can be filed with the SEC immediately following the execution of this Agreement. None of the information supplied or to be supplied by LS for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading, and none of the information supplied or to be supplied by LS and included or incorporated by reference in the Proxy Statement will, at the date mailed to LS stockholders or at the time of the LS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to LS, LSG or any of their respective Subsidiaries, or with respect to other information supplied by LS for inclusion in the Proxy Statement or the Form F-4, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form F-4, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the LS stockholders. The Proxy Statement, in so far as it relates to LS, LSG or their respective Subsidiaries or other information supplied by LS for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representations or warranties are made by LS with respect to statements made therein based on information supplied by Pyxis.

(c)  LS is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d)  LS has made available to Pyxis true and complete copies of all written comment letters from the staff of the SEC relating to the LS SEC Documents and all written responses of LS thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any LS SEC Documents and none of the LS SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, to the Knowledge of LS, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding LS, including but not limited to any accounting practices of LS.

(e)  LS has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. LS’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by LS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to LS’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. LS’s management has completed an assessment of the effectiveness of LS’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable LS SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on LS’s management’s most recently completed evaluation of LS’s internal control over financial reporting prior to the date of this Agreement, (i) LS had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect LS’s ability to record, process, summarize and report financial information and (ii) LS does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in LS’s internal control over financial reporting, except as otherwise disclosed in the LS SEC Documents.

Section 2.6           Undisclosed Liabilities. Neither LS, LSG nor any of their respective Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities provided for in the LS SEC Documents.

Section 2.7           Litigation. Except as set forth in the LS SEC Documents, (i) there is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of LS, threatened against LS, LSG or any of their respective Subsidiaries, and (ii) neither LS, LSG nor any of their respective Subsidiaries is subject to any Order that could prevent the consummation of the transactions contemplated by this Agreement.

Section 2.8           Taxes.

(a)  All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of LS, LSG and each of their respective Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete. Except as and to the extent publicly disclosed by LS in its SEC filings, (i) all Taxes payable by or on behalf of LS, LSG or any of their respective Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither LS, LSG nor any of their respective Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending. Section 2.8 of the LS Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of LS, LSG or any of their respective Subsidiaries and with whom Tax Returns are required to be filed by or on their behalf, and a list of any jurisdictions (whether foreign or domestic) in which LS, LSG or any of their respective Subsidiaries is not in good standing as a result of Tax obligations.

(b)  To the Knowledge of LS, no audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to LS, LSG or any of their respective Subsidiaries, and there is no dispute with respect to any liability for Taxes of LS, LSG or any of their respective Subsidiaries either claimed, raised, or threatened in writing.

(c)  To the Knowledge of LS, each of LS, LSG and their respective Subsidiaries (i) have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable laws.

(d)  Neither LS, LSG nor any of their respective Subsidiaries has received written notice from any taxing authority in a jurisdiction in which LS, LSG or such Subsidiary does not file a Tax Return stating that LS, LSG or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)  Neither LS, LSG nor any of their respective Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between LS, LSG and any of their respective Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than LS, LSG and their respective Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)  Within the past two years, neither LS, LSG nor any of their respective Subsidiaries has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Internal Revenue Code of 1986 (the “Code”), nor has the stock of LS, LSG or any of their respective Subsidiaries been distributed in a transaction intended to be governed by Section 355 of the Code.

(g)  Neither LS, LSG nor any of their respective Subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)  Neither LS, LSG nor any of their respective Subsidiaries has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)  Neither LS, LSG nor any of their respective Subsidiaries (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j)  LS, LSG and their respective Subsidiaries have not made any payments and are not obligated to make any payments, nor are LS, LSG and their respective Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Sections 280G or 162(m) of the Code.

(k)  To the Knowledge of LS, there are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of LS, LSG and their respective Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l)  There are no unpaid property taxes outstanding.

Section 2.9           [Intentionally Omitted]

Section 2.10         Environmental Matters.

(a)  To the Knowledge of LS, the operations of each of LS, LSG and their respective Subsidiaries are in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement (collectively, the “Environmental Laws”).

(b)  There are no pending or, to the Knowledge of LS, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against LS, LSG or any of their respective Subsidiaries or affecting any of their respective properties under any Environmental Laws, and none of LS, LSG or their respective Subsidiaries have been required to take remediation measures as a result of any previous claims, demands, actions, administrative proceedings, lawsuits or investigations against LS, LSG or any of their respective Subsidiaries or affecting any of their respective properties under any Environmental Laws.

Section 2.11         Intellectual Property.

(a)  To the Knowledge of LS, the use of all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “LS Intellectual Property”) by LS, LSG and their respective Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which LS, LSG or their respective Subsidiaries acquired the right to use such LS Intellectual Property.

(b)  Neither LS, LSG nor any of their respective Subsidiaries has received any written notice of any pending claim, Order or proceeding with respect to any LS Intellectual Property.

Section 2.12         Contracts. As of the date hereof, none of LS, LSG or any of their respective Subsidiaries is a party to or bound by any Contract that would prohibit or materially delay the consummation of the Merger, the Spinoff or any of the other transactions contemplated by this Agreement.

Section 2.13         Labor and Other Employment Matters.

(a)  LS, LSG and each of their respective Subsidiaries is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.

(b)  None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of LS, LSG or any of their respective Subsidiaries or Affiliates from LS, LSG or any of their respective Subsidiaries or Affiliates under any LS Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any LS Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c)  Neither LS, LSG nor any of their respective Subsidiaries is (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments or provide any benefits under COBRA to any former employee, to make any payments or provide any other benefits to any former employee, or to pay any costs associated with any former employee, nor (iii) subject to any outstanding insurance claims or worker’s compensation claims.

Section 2.14         Employee Benefits; ERISA.

(a)  (i) Each plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by LS, LSG or any of their respective Subsidiaries or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with LS within the meaning of Section 414 of the Code (an “ERISA Affiliate”) (collectively, the “LS Plans”) complies in all material respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no LS Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither LS nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(b)  No LS Plan provides, or reflects or represents any liability of LS, LSG or any of their respective Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws. Neither LS, LSG nor any of their respective Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of LS or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable law.

Section 2.15         Brokers. No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LS, LSG or their respective Subsidiaries, with the exception of a $50,000 cash fee payable to Gruppo, Levey & Co. for rendering an opinion to the LS Board concerning the fairness, from a financial point of view, to LS stockholders of the Merger.

Section 2.16         No Liabilities or Capital Stock of LS. Prior to and as of the execution of this Agreement, LS has transferred (the “Transfer”) all of its business, operations, assets and liabilities to LSG, so that no liabilities (or obligations that could create future liabilities) exist in LS, except for the equipment lease previously disclosed by LS to Pyxis and specified in the Transfer agreement. Following the Closing, neither Pyxis nor the Surviving Corporation shall have any liabilities (or obligations that could create future liabilities) of LS, LSG or their respective Subsidiaries. In addition, following the Closing, no shares of LS capital stock shall be outstanding and no rights to purchase or receive shares of LS capital stock shall exist. For purposes of clarity, the representations and warranties contained in this Section 2.16 shall be absolute and not contingent or subject to any qualifications, exceptions or carveouts, including but not limited to other provisions in this Agreement and/or disclosures set forth in the LS Disclosure Schedule.

Section 2.17         Fairness Opinion. LS has received an opinion of Gruppo, Levey & Co. and Source Capital Group, Inc. (a copy of which has been delivered to Pyxis) to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the LS stockholders.

Section 2.18         Representations Complete. Neither the representations and warranties of LS and LSG set forth herein nor the related LS Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PYXIS AND MERGER SUB

Pyxis and Merger Sub hereby jointly and severally represent and warrant to LS, as qualified by the disclosure schedule delivered by Pyxis to LS concurrently herewith (the “Pyxis Disclosure Schedule”) (which Pyxis Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Pyxis Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article III, would also apply to such other representations and warranties), as follows:

Section 3.1           Organization, Standing and Power.

(a)  Pyxis is a corporation duly organized, validly existing and in good standing under the BCA and has the requisite corporate or other power and authority to own, lease and operate its properties, vessels and assets, and to carry on its business as it is now being conducted.

(b)  As of the Closing, the entities set forth on Exhibit D attached hereto (including the Merger Sub) (collectively, the “Pyxis Operating Subs”) will be all of the Subsidiaries of Pyxis, and each of which is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties, vessels and assets, and to carry on its business as it is now being conducted. Other than the Pyxis Operating Subs (as of the Closing Date), Pyxis does not directly or indirectly own any ownership, equity, profits or voting interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, and, except as contemplated in this Agreement, Pyxis has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(c)  Pyxis has delivered or made available to LS complete and correct copies of its current Articles of Incorporation and Bylaws as well as the Articles of Incorporation and Bylaws of each of its Subsidiaries. Pyxis is not in violation of any of the provisions of such Articles of Incorporation and Bylaws. Prior to the Closing, Pyxis will deliver or make available to LS complete and correct copies of its Articles of Incorporation (the “Pyxis Charter”) and Bylaws (the “Pyxis Bylaws”) that shall be the Articles of Incorporation and Bylaws of Pyxis at the Effective Time.

Section 3.2           Capital Structure.

(a)  The authorized capital stock of Pyxis consists of 450,000,000 shares of Pyxis Common Stock and 50,000,000 shares of Pyxis Preferred Stock. At the close of business on the date hereof and on the Closing Date (subject to any Permitted Issuances), 10,000,000 shares of Pyxis Common Stock were and will be issued and outstanding, all of which were validly issued, fully paid, non-assessable and free of preemptive rights.

(b)  There are no registration rights and there are no voting trusts, proxies or other similar agreements or understandings with respect to any equity security of Pyxis or with respect to any equity security of any of its Subsidiaries. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder. There exists no agreement or undertaking pursuant to which any person or entity is or could require the spin-off or other transaction involving the separation of a Subsidiary from Pyxis. As of the date of this Agreement, (i) there exist no options, warrants or other securities convertible into or exercisable for shares of stock of Pyxis capital stock, (ii) there are no rights to purchase or receive shares of Pyxis capital stock, other than as set forth under the terms of this Agreement and (iii) there is no agreement or undertaking pursuant to which any person or entity is or could become entitled to request Pyxis or its Subsidiaries to issue of new shares of Pyxis. Notwithstanding the foregoing sentence, between the date hereof and the Closing Date, Pyxis shall be entitled to enter into Permitted Issuances.

(c)  Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of Pyxis is duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.2(c) of the Pyxis Disclosure Schedule, each such share (or other voting security or equity equivalent, as the case may be) is owned by Pyxis, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

(d)  All Pyxis Shares issuable upon conversion of LS Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

Section 3.3           Authority.

(a)  On or prior to the date of this Agreement, the Merger Sub’s board of directors, as well as the Pyxis Board and the stockholders of Pyxis have approved this Agreement and the transactions contemplated hereby, including the Merger. No additional approvals are required from the Merger Sub, the Pyxis Board or the Pyxis stockholders in connection with the Merger or the other transactions contemplated hereby.

(b)  Each of Pyxis and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Pyxis and Merger Sub and the consummation by Pyxis and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Pyxis and Merger Sub (other than the filing of appropriate Merger documents as required by the DGCL and, as applicable, the BCA) and no other corporate proceedings on the part of Pyxis and Merger Sub are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by each of Pyxis and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by LS, LSG and the validity and binding effect of this Agreement on LS and LSG) constitutes the legal, valid and binding obligation of each of Pyxis and Merger Sub, enforceable against each of Pyxis and Merger Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.4           Financial Statements.

(a) True and complete copies of the audited consolidated balance sheet of Pyxis (including the Pyxis Operating Subs) for the fiscal year ended as of December 31, 2014 (the “Balance Sheet Date”), and the related audited consolidated statements of income and cash flows (collectively, the “Financial Statements”) have been delivered by Pyxis to LS.

(b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Pyxis and the Pyxis Operating Subs (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial condition and results of operations of Pyxis and the Pyxis Operating Subs as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of Pyxis and the Pyxis Operating Subs.

(c) There exist no material liabilities or obligations of Pyxis and the Pyxis Operating Subs that are required by GAAP to be disclosed, reflected or reserved against in the Financial Statements, except (i) as disclosed, reflected or reserved against in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, and (iii) for liabilities and obligations related to, arising under or incurred in connection with this Agreement and the transactions contemplated herein.

(d) Except as disclosed in the Proxy Statement and as expressly contemplated by this Agreement, since the Balance Sheet Date, Pyxis and the Pyxis Operating Subs have conducted their businesses only in the ordinary course and in a manner consistent with past practice.

Section 3.5           Litigation. There is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Pyxis, threatened against Pyxis or any of its Subsidiaries, and neither Pyxis nor any of its Subsidiaries is subject to any Order, that could materially prevent the consummation of the transactions contemplated by this Agreement.

Section 3.6           Consents and Approvals; No Violation.

(a)  The execution and delivery of this Agreement by each of Pyxis and Merger Sub does not, and the performance of this Agreement by each of Pyxis and Merger Sub will not, (i) conflict with or violate any provision of the Pyxis Charter or Pyxis Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), or (ii) conflict with or violate any law applicable to Pyxis or any of its Subsidiaries, or (iii) except for those already obtained, require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract or other instrument or obligation.

(b)  The execution and delivery of this Agreement by Pyxis does not, and the performance of the Agreement by Pyxis will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except for those already obtained or under the Exchange Act, the Securities Act and the filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 3.7           Intellectual Property. To the Knowledge of Pyxis,

(a)  the use of all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “Pyxis Intellectual Property”) by Pyxis and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Pyxis or its Subsidiaries acquired the right to use such Pyxis Intellectual Property; and

(b) neither Pyxis nor any of its Subsidiaries has received any written notice of any pending claim, Order or proceeding with respect to any Pyxis Intellectual Property.

Section 3.8           Brokers. Except as set forth on Section 3.8 of the Pyxis Disclosure Schedule, no broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pyxis. The number of shares of Pyxis Common Stock to be issued for such fees or commissions shall be calculated based on the dollar value of such fees to be received in Pyxis Common Stock divided by the LS Share Closing Date Price.

Section 3.9           Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Pyxis, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.10         Taxes.

(a)  To the Knowledge of Pyxis, Pyxis and the Pyxis Operating Subs have complied in all material respects with all applicable Tax laws, have filed all necessary Tax Returns and paid all due amounts set forth therein.

(b)  Since the date of the most recent Financial Statements, neither Pyxis nor any of the Pyxis Operating Subs has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice.

(c)  All deficiencies asserted or assessed by a taxing authority against the Pyxis and the Pyxis Operating Subs have been paid in full or are adequately reserved in the Financial Statements, in accordance with GAAP.

(d)  There are no liens for Taxes on any of the assets of Pyxis and the Pyxis Operating Subs.

(e)  No stockholder of Pyxis is a citizen or resident of the United States for United States federal income tax purposes.

Section 3.11         Environmental Matters. For the purposes of this Section 3.11, “Environmental Law” means any international, maritime, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of hazardous substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to hazardous substances; or (iii) pollution or protection of the environment, health, safety or natural resources. Except as would not, individually or in the aggregate, have a Pyxis Material Adverse Effect (as hereinafter defined) and except for matters which have been resolved with nor remaining obligations, to the Knowledge of Pyxis:

(a)  Pyxis and the Pyxis Operating Subs have been and are in compliance with applicable Environmental Law;

(b)  none of the real property, vessels or facilities currently owned, leased or operated by Pyxis and/or the Pyxis Operating Subs contains hazardous substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(c) (i) no written notice, demand, request for information, citation, summons or complaint has been received; (ii) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Proceeding is pending or threatened in writing, with respect to Pyxis or each of the Pyxis Operating Subs, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law;

(d)  no hazardous substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel maintained by or on behalf of the Pyxis or any of the Pyxis Operating Subs which reasonably would be expected to result in liability under any Environmental Law, including the discharge, disposal or dumping of any materials containing hazardous substances for which Pyxis or any of the Pyxis Operating Subs arranged for transport, disposal, recycling or treatment;

(e)  neither Pyxis nor any of the Pyxis Operating Subs has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law; and

(f)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will require any investigation, remediation or other action with respect to hazardous substances, or any notice to or consent of any Governmental Entity or third parties, pursuant to any applicable material Environmental Law.

Section 3.12         Insurance. Pyxis and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Pyxis (taking into account the cost and availability of such insurance). Each vessel that Pyxis or the Pyxis Operating Subs operates is covered by hull and machinery, war risk and protection and indemnity insurance. Each insurance policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither Pyxis nor any of the Pyxis Operating Subs has received a written notice of cancellation or non-renewal of such insurance policy. Prior to the Effective Time, Pyxis shall have obtained Directors & Officers insurance coverage in an amount no less than those amounts required under applicable law and by companies engaged in a substantially similar industry as Pyxis.

Section 3.13         Labor and Other Employment Matters. To the Knowledge of Pyxis, Pyxis and each of its Subsidiaries is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, wages and hours. Furthermore, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Pyxis or any of its Subsidiaries or Affiliates from Pyxis or its Subsidiaries, or (ii) result in any acceleration of the time of payment or vesting of any material benefits.

Section 3.14         Vessels.

(a)  Section 3.14(a) of the Pyxis Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last dry-docking and details of any warranty claims for all of the vessels that will be owned by Pyxis or the Pyxis Operating Subs (each a “Vessel”) at the time of the Closing. Each Vessel is owned directly by the applicable Pyxis Operating Sub as set forth in Section 3.14(a) of the Pyxis Disclosure Schedule and, except as set forth in Section 3.14(a) of the Pyxis Disclosure Schedule, such Pyxis Operating Sub has good and marketable title to the applicable Vessel owned by it, free and clear of all liens or other encumbrances. Each Vessel listed on Section 3.14(a) of the Pyxis Disclosure Schedule is duly registered in the name of the Pyxis Operating Sub that owns it under the laws and regulations and the flag of such Vessel’s flag state or nation.

(b)  Each Vessel is (i) adequate and suitable for use by Pyxis and the Pyxis Operating Subs in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Pyxis Operating Sub, fair wear and tear excepted; (iv) insured against material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable material laws, including, but not limited to ISM Code and ISPS Code; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation not approved by the applicable classification society, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three months, and (vii) free and clear of arrest and detention.

(c)  Except as set forth in Section 3.14(c) of the Pyxis Disclosure Schedule, (i) there is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels, and (ii) there is no material liability, indebtedness or Action against any Vessel.

(d)  Since the Balance Sheet Date, there has not been any Pyxis Material Adverse Effect with respect to any of the Vessels.

(e)  Since the Balance Sheet Date and as of the date hereof, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire, and (iii) none of Pyxis nor the Pyxis Operating Subs, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or order.

(f)  Neither Pyxis and/or the Pyxis Operating Subs (i) owns any real property, or (ii) has any options or other contracts under which the Pyxis or any Pyxis Operating Sub has a right or obligation to acquire or the obligation to sell any interest in real property.

(g)  All leases to which the Pyxis and/or the Pyxis Operating Subs are a party are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Pyxis or the Pyxis Operating Subs or, to the Knowledge of Pyxis, any other party (or any event which with notice or lapse of time, or both, would constitute a material default or cause to occur a Material Adverse Effect).

Section 3.15         Certain Business Practices; Compliance with Laws. None of Pyxis, any of the Pyxis Operating Subs or, to the knowledge of Pyxis, any directors or officers, agents or shoreside employees of Pyxis or any of the Pyxis Operating Subs on behalf of Pyxis or any of the Pyxis Operating Subs, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Pyxis or any of the Pyxis Operating Subs, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable law. To the Knowledge of Pyxis, (a) Pyxis and the Pyxis Operating Subs have each conducted and continue to conduct the business in accordance with all laws applicable to Pyxis and the Pyxis Operating Subs and neither Pyxis nor any of the Pyxis Operating Subs is in violation of any such law, and (b) neither Pyxis nor any of the Pyxis Operating Subs is under any investigation, been charged by a court of competent jurisdiction with or given written notice of any violation with respect to any violation of any applicable law.

Section 3.16         Permits; Compliance. To the Knowledge of Pyxis, as of the Closing, each of Pyxis and the Pyxis Operating Subs will be in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of Pyxis or the Pyxis Operating Subs to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Pyxis, threatened. Except for waivers or consents otherwise obtained or as set forth in Section 3.16 of the Pyxis Disclosure Schedule, to the Knowledge of Pyxis, neither Pyxis nor any of the Pyxis Operating Subs is in conflict with, or in default, breach or violation of, (a) any law applicable to Pyxis or any Pyxis Operating Sub, or (b) any note, bond, mortgage, indenture, Contract, agreement, management agreement, lease, license, Permit, franchise or other instrument or obligation to which Pyxis or any Pyxis Operating Sub is a party or by which Pyxis or any Pyxis Operating Sub or any property or asset of Pyxis or any Pyxis Operating Sub is bound, which conflict, default, breach or violation could have a Material Adverse Effect.

Section 3.17         Contracts. As of the date hereof and except as set forth in Section 3.17 of the Pyxis Disclosure Schedule, to the Knowledge of Pyxis,

(a)  none of Pyxis or any of its Subsidiaries is a party to or bound by any Contract that would prohibit or materially delay the consummation of the Merger, the Spinoff or any of the other transactions contemplated by this Agreement;

(b)  none of Pyxis or any of the Pyxis Operating Subs has received any claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Contract or agreement that extends beyond one year in duration and involves consideration of more than $1 million, in the aggregate, over the remaining term of such Contract or agreement (each a “Material Pyxis Contract”);

(c)  none of Pyxis or any of the Pyxis Operating Subs is in breach or violation of, or default under, any Material Pyxis Contract, which breach, violation or default would have a Material Adverse Effect;

(d)  each Material Pyxis Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(e)  none of Pyxis or any of the Pyxis Operating Subs has received any claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Material Pyxis Contract and none of Pyxis or any of the Pyxis Operating Subs is in breach or violation of, or default under, any Material Pyxis Contract;

(f)  no other party is in breach or violation of, or default under, any Material Pyxis Contract;

(g)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Pyxis or any of the Pyxis Operating Subs under any Material Pyxis Contract; and

(h) Pyxis has furnished or made available to LS true and complete copies of all Material Pyxis Contracts, including any amendments thereto.

Section 3.18         Representations Complete. Neither the representations and warranties of Pyxis set forth herein nor the related Pyxis Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.1           Spinoff. LS and LSG shall take and cause to be taken all actions necessary so that prior to Closing, (a) all of the business, assets and liabilities of LS as of the date hereof and prior to the Effective Time that exist in LS after the Transfer (including but not limited to real property owned by LS) shall be transferred from LS to LSG, (b) LSG shall be owned by the pre-Closing stockholders of LS and (c) all of the LS Operating Subs shall be owned by LSG (collectively, the “Spinoff”). Notwithstanding the foregoing, immediately following the execution of this Agreement, LS shall file with the SEC all registration statements necessary to consummate the Spinoff in accordance with terms herein. Upon Closing, neither LS, the Surviving Corporation nor Pyxis shall have any obligations or liabilities, contingent or otherwise (whether existing before or after the Transfer), relating to pre-Spinoff LS and shall have no affiliation with LSG or the LS Operating Subs. All documentation relating to the Transfer, Spinoff and the structure of such transactions shall be approved by Pyxis, which approval shall not be unreasonably withheld.

Section 4.2           No Solicitation.

(a)  From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, neither LS nor LSG shall, nor shall they authorize or knowingly permit any of their officers, directors or employees, and financial advisors, attorneys or other advisors or representatives (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Alternative Proposal (as hereinafter defined), (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Alternative Proposal, (iii) approve, endorse or recommend any Alternative Proposal, or (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Alternative Proposal. Each of LS and LSG will, and will cause each of its directors, officers, employees and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal existing on the date hereof. LS and LSG agree that they will take the necessary steps to promptly inform their directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.2(a) by LS, LSG or their directors, officers, employees or Representatives shall be deemed to be a breach of this Section 4.2(a) by LS and LSG.

(b)  In addition to the obligations of LS and LSG set forth in Sections 4.2(a) and 4.2(c), as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Proposal, LS shall provide Pyxis with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry. In addition, LS shall provide Pyxis as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Pyxis reasonably informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Pyxis a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to LS, LSG, any of their Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.

(c)  Neither the LS Board, the Board of Directors of LSG, nor any of their respective committees shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Pyxis) or publicly propose to withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Pyxis), the approval, recommendation or declaration of advisability by the LS Board or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow LS, LSG or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d)  The provisions of Sections 4.2(a) - 4.2(c) shall not apply and the LS Board’s approval of this Agreement may be withdrawn or modified if: (i) an unsolicited, bona fide written offer is made to LS prior to approval of the LS stockholders of the Merger at the LS Meeting, and the LS Board determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer (a “Superior Offer”) to the terms set forth herein, and (ii) the LS Board determines in good faith (based upon advice of counsel) that, in light of such Superior Offer, the withdrawal or modification of the LS Board’s approval is required in order for the LS Board to comply with its fiduciary obligations to LS’ stockholders under the DGCL or other applicable law.

Section 4.3           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all permits which are material to LS or Pyxis, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 4.4           Public Announcements. Pyxis, LS and LSG will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law (but then shall still provide a copy of the disclosure to the other party), and agreeing on the content.

Section 4.5           State or BCA Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Pyxis and LS and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 4.6           Notification of Certain Matters. Pyxis shall use its reasonable best efforts to give prompt notice to LS, and LS shall use its reasonable best efforts to give prompt notice to Pyxis, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied, or (b) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.7           Pyxis Financial Statements; Inter-Affiliate Transactions. To the extent unaudited financial statements for an interim quarterly period subsequent to the Balance Sheet Date would be required by the SEC, Pyxis shall deliver such additional financial statements to LS when available. In addition, the parties hereto acknowledge that they are aware of the contemplated inter-affiliate transactions set forth in Section 4.7 of the Pyxis Disclosure Schedule and that such transactions shall in no way be considered a breach or default under any other provision of this Agreement.

Section 4.8           Reservation of Pyxis Common Stock. Effective at or prior to the Effective Time, Pyxis shall reserve (free from preemptive rights) out of its reserved but unissued shares of Pyxis Common Stock, for the purposes of effecting the conversion of the issued and outstanding LS Shares pursuant to this Agreement, sufficient Pyxis Shares to provide for such conversion.

Section 4.9           Stockholder Litigation. Subject to the agreement of LS’s insurance carrier, LS shall give Pyxis the opportunity to participate in the defense or settlement of any stockholder litigation against LS, LSG and/or their respective directors or officers relating to the transactions contemplated by this Agreement by providing written notice of such litigation to Pyxis within a reasonable time after LS or LSG learns of the litigation. LS and LSG agree that they shall not settle or offer to settle any litigation against LS, LSG or any of their respective directors or officers by any stockholder of LS or LSG relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, for an amount greater than covered by its insurance carrier, without the prior written consent of Pyxis.

Section 4.10         NASDAQ/NYSE MKT Listing. Pyxis and LS shall take all actions necessary so that upon Closing, the Pyxis Shares shall be authorized for listing on either the NASDAQ Capital Market or the NYSE MKT. Included in such actions shall be any reverse stock split of the LS Common Stock required in anticipation of the Closing in order for the Pyxis Shares to meet the minimum bid price requirement for listing on the relevant market (the “Stock Split”).

Section 4.11         LS Stockholder Approval. As of the date hereof, LS has delivered to Pyxis an executed agreement in the form attached hereto as Exhibit E pursuant to which LS stockholders beneficially owning a majority of the outstanding shares of LS Common Stock on the record date for the LS Meeting shall have agreed to vote their LS Shares in favor of the Spinoff, the Merger, the Stock Split and related transactions. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or otherwise impair the right or ability of any LS stockholder to exercise his or her fiduciary duties in his or her capacity as a director of LS, including a vote to terminate this Agreement in favor of a Superior Offer pursuant to Sections 4.2 and 6.1 hereof. Immediately following the execution of this Agreement, LS shall file with the SEC a proxy statement (the “Proxy Statement”) relating to a meeting of the LS stockholders to be held for the purpose of voting upon this Agreement, the Merger, the Stock Split, the Spinoff and related transactions (the “LS Meeting”) and then hold such meeting as soon as possible thereafter.

Section 4.12         Make-Whole Right.

(a)  If following the consummation of the Merger, Pyxis conducts an offering of Pyxis Common Stock or a sale of Pyxis and/or substantially all of the Pyxis Operating Subs as an operating business (either, a “Future Pyxis Offering”) pursuant to which the offering price per share of Common Stock (the “New Offering Price”) is less than the Consideration Value (as hereinafter defined), then the LS stockholders of record on the date that is four (4) Business Days after the date the Merger is announced who, on the date of the consummation of the Future Pyxis Offering, continue to hold the Pyxis Shares they received as part of the Merger Consideration (the “MWR Holder”), shall be entitled to receive in Pyxis Shares, the difference between Consideration Value and the New Offering Price (the “Make-Whole Right”). For purposes of clarity, in the event an MWR Holder transfers his Pyxis Shares prior to the consummation of a Future Pyxis Offering, then the related Make-Whole Right is voided and no longer in effect.

(b)  For purposes of this Section 4.12, “Consideration Value” shall mean the dollar value per share of Pyxis Common Stock received by the LS stockholders as part of the Merger Consideration, which per share amount is subject to further adjustment in the event of a subdivision, combination, recapitalization, stock dividend, or similar event relating to Pyxis Common Stock.

(c)  Pyxis will use its commercially reasonable efforts to conduct a Future Pyxis Offering within six (6) months of the Closing Date. If a Future Pyxis Offering has not occurred within three (3) years of the Closing Date, each MWR Holder may, at its option following written notice to Pyxis, require that Pyxis purchase a pro rata amount of Pyxis Shares from such MWR Holder (based on the total amount of Pyxis Shares held by all MWR Holders) that will result in an amount of gross proceeds not to exceed an aggregate of $2,000,000 (the “Put”); provided that in no event shall an MWR Holder receive an amount per share greater than the Consideration Value. If the MWR Holders do not utilize the Put after three (3) years and one (1) day of the Closing Date (the “Put Period”), the Put shall no longer apply. Pyxis shall use commercially reasonable efforts to provide written notice to the MWR Holders of the expiration of the Put Period, but in no event shall such notice be sent less than five business days prior to the end of the Put Period.

(d)  The Make-Whole Right shall only apply to the first Future Pyxis Offering following the Closing, provided such Future Pyxis Offering results in gross proceeds to Pyxis of at least $5,000,000 (excluding the proceeds from any shares purchased by Maritime Investors or its affiliates).

Section 4.13         Lockups. As of the Closing Date, LS shall have caused each of the individuals set forth on Exhibit F attached hereto (the “LS Insiders”) to enter into a lock up agreement in the form attached hereto as Exhibit G, which agreement, among other things, (a) restricts the ability of the LS Insiders to sell or otherwise transfer any of their Pyxis Shares until the earlier of six (6) months after the Closing Date or the closing of a Future Pyxis Offering, (b) forbids the LS Insiders, for a period of twelve (12) months following the Closing Date, from effecting a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seeking to hedge its position in the Pyxis Shares, and (c) obligates the LS Insiders to comply with requests by the underwriters in the Future Pyxis Offering, if any are made, to a further restriction on sales and transfers after the closing of the Future Pyxis Offering.

Section 4.14         Restrictions on LS Operating Subs and Related Party Loans.

(a)  For a period commencing on the date hereof and ending two (2) years following the Closing Date, none of LSG or the LS Operating Subs shall, directly or indirectly, transfer or create an Encumbrance on any of their respective businesses, operations or assets, whether or not received as part of the Transfer, without the prior written consent of Pyxis; provided, however, that (i) transfers may be made to newly-created wholly-owned subsidiary of LSG or the LS Operating Subs (each a “New LS Sub”) only if prior to such transfer such New LS Sub agrees to be bound by the terms of this Section 4.14 and Section 7.1(a) hereof as if it was an LS Operating Sub, (ii) sales of assets to unaffiliated third parties in arms-length transactions for at least fair market value may be conducted if the consideration received from such sales are used by the company in the ordinary course of its business and are not distributed to LS shareholders and/or their affiliates, and (iii) the property located at 3830 N. 7th Street, Phoenix, Arizona 85014 may be sold or have an Encumbrance placed thereon.

(b)  In furtherance of Section 4.14(a) and for purposes of providing collateral to support the Indemnification Liabilities set forth in Section 7.1(a), Michael Onghai, LS, LSG and the LS Operating Subs, as applicable, shall prior to Closing enter into and file all necessary documents to effectuate that, during such referenced two-year period, Pyxis has a pledge of (i) all of the Pyxis Shares Michael Onghai and/or his affiliates receive as Merger Consideration to be held pursuant to the Pledge Agreement attached hereto as Exhibit I (the “Pledge Agreement”) and (ii) all shares of the LS Operating Subs, including of the New LS Subs and the 51% interest in Conversion Media Holdings, LLC, but excluding LookSmart Canada Ltd. (collectively, the “Pledged Shares”), which Pledged Shares shall also be held pursuant to the Pledge Agreement.

(c)  During the referenced two-year period, Michael Onghai hereby agrees to subordinate the payments due to him under the Related Party Loans, to any payments potentially due under Section 7.1(a).

Section 4.15         Additional Shares of Pyxis Common Stock. Upon the delivery to Pyxis of the vessels or the outstanding shares in the vessel owning subsidiaries listed in Exhibit H following the date hereof, Maritime Investors shall receive from Pyxis the number of newly issued, fully paid and non-assessable additional shares of Pyxis Common Stock listed opposite the respective vessel or subsidiary on such exhibit; provided that such number of shares shall be appropriately and equitably adjusted upwards for any loan repayments or any cash on hand transferred to Pyxis in connection therewith.

Section 4.16         Tax Treatment. The parties acknowledge and agree that the Merger and the Spinoff may constitute a taxable transactions for U.S. income tax purposes. Each of LS, LSG and their respective stockholders shall be solely responsible for all U.S. income taxes incurred by them as a result of the Merger and the Spinoff.

Section 4.17         Directors and Officers Insurance. LS and LSG shall take all necessary actions (including the payment in full, up front, of all premiums) so that as of the Closing and for a period of at least six (6) years thereafter, a D&O insurance policy (with coverage and other terms no less favorable than in line with industry standards for similar companies) shall be in full force and effect covering all individuals who were directors and officers of LS prior to the Merger for actions that occurred or are directly or indirectly related to activities that occurred prior to the Closing.

ARTICLE V

CONDITIONS PRECEDENT TO THE MERGER

Section 5.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Pyxis and LS at or prior to the Closing Date of the following conditions:

(a)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction preventing the consummation of the Merger shall have been issued and remain in effect, and no law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(b)  No Litigation. There shall not be pending any Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(c)  LS Stockholder Approval. LS stockholders beneficially owning the necessary number of shares of LS Common Stock required to approve this Agreement, the Spinoff, the Stock Split, the Merger and the related transactions shall have approved and adopted the same at the LS Meeting.

(d)  Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)  NASDAQ/NYSE MKT Listing. The Pyxis Shares issuable to the LS stockholders as Merger Consideration pursuant to this Agreement shall have been authorized for listing on either the NASDAQ Capital Market or the NYSE MKT.

(f)  Transfer of Pyxis Operating Subs. Ownership of the Pyxis Operating Subs shall have been transferred to Pyxis.

Section 5.2           Conditions to Obligation of Pyxis to Effect the Merger. The obligation of Pyxis to effect the Merger shall be subject to the fulfillment, or waiver by Pyxis, at or prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations. LS and LSG shall have performed each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date, including but not limited to the Transfer and the Spinoff.

(b)  Representations and Warranties. The representations and warranties of LS and LSG contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c)  Consents and Approvals. LS and LSG shall have received all necessary consents and approvals from all relevant Governmental Entities, and LS and LSG shall have made all necessary filings or notices to Governmental Entities. LS and LSG shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by LS and LSG in connection with the transactions contemplated hereby.

(d)  SEC Reports. LS shall have timely filed with the SEC all reports, forms, schedules, statements and other documents required to be filed or furnished by LS with the SEC, or distributed or otherwise disseminated to LS’s stockholders in connection with the transactions contemplated herein, and any amendments or supplements thereto, when filed, furnished, distributed or disseminated, as applicable, and such reports, forms, schedules, statements and other documents have complied in all material respects as to form and with the requirements of applicable law as of the Closing Date.

(e)   Officer’s Certificate. Pyxis shall have received from LS a certificate of an executive officer of LS (i) as to the satisfaction of the conditions set forth in this Section 5.2, (ii) attaching a certified copy of resolutions duly adopted by the Board of Directors of LS and LSG approving this Agreement and consummation of the Merger and the transactions contemplated hereby, and (iii) attaching a certified copy of resolutions duly adopted by the LS stockholders approving the Merger and the transactions contemplated hereby.

(f)  Legal Opinion. LS shall have delivered to Pyxis a favorable opinion dated as of the Closing Date, of Sichenzia Ross Friedman Ference LLP, counsel to LS and LSG, in customary form and substance reasonably satisfactory to Pyxis.

Section 5.3           Conditions to Obligations of LS to Effect the Merger. The obligations of LS and LSG to effect the Merger shall be subject to the fulfillment, or waiver by LS and LSG, at or prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations. Pyxis and Merger Sub shall have performed each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)  Representations and Warranties. The representations and warranties of Pyxis and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c)  Consents and Approvals. Pyxis and Merger Sub shall have received all necessary consents and approvals from all relevant Governmental Entities, and Pyxis and Merger Sub shall have made all necessary filings or notices to Governmental Entities. Pyxis and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by Pyxis and Merger Sub in connection with the transactions contemplated hereby.

(d)  Officer’s Certificate. LS shall have received from Pyxis a certificate of an executive officer of Pyxis (i) as to the satisfaction of the conditions set forth in this Section 5.3, and (ii) attaching a certified copy of resolutions duly adopted by the Board of Directors of Pyxis and Merger Sub approving this Agreement and consummation of the Merger and the transactions contemplated hereby.

(e)  Fairness Opinion. Gruppo, Levey & Co. and Source Capital Group, Inc. have not revoked, modified or changes its opinion referred to in Section 2.17 above in any matter adverse to the holders of LS Common Stock.

(f)  Legal Opinion. Pyxis shall have delivered to LS a true and correct copy of an opinion issued by Seward & Kissel LLP that when the Pyxis Shares and Pyxis True-Up Shares are issued as contemplated in this Agreement, they will be validly issued, fully paid and non-assessable.

ARTICLE VI

TERMINATION

Section 6.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)  by mutual written consent of Pyxis and LS, duly authorized, or by mutual action of their respective Boards of Directors;

(b)  by either Pyxis or LS:

(i)          if the Merger shall not have been consummated on or before October 31, 2015 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; or

(ii)         if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such Order or action shall have become final and non-appealable; provided, however, that the right to terminate under this Section 6.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action; or

(iii)        if any required approval by the LS stockholders shall not have been obtained by reason of the failure to obtain the required vote at the LS Meeting;

(c)  by Pyxis (provided it is not then in material breach of any of its obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of LS or LSG as set forth in this Agreement, or if any representation or warranty of LS or LSG shall have become untrue, in either case such that the applicable conditions set forth in Section 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by LS or LSG, Pyxis may not terminate this Agreement under this Section 6.1(c) for so long as LS and LSG continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pyxis to LS, or (ii) if for any reason LS fails to call and hold the LS Meeting within sixty (60) days of the date hereof, unless such failure is as a result of LS responding in good faith to comments on the Proxy Statement received from the SEC, or (iii) if the LS Board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Pyxis or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an Alternative Proposal; or

(d)  by LS (provided neither it nor LSG is then in material breach of any of their obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Pyxis or Merger Sub as set forth in this Agreement, or (ii) if any representation or warranty of Pyxis or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in Section 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Pyxis or Merger Sub, LS may not terminate this Agreement under this Section 6.1(d) for so long as Pyxis continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by LS to Pyxis; and

(e)  by LS if the LS Board receives a Superior Offer, complies with the terms of Section 4.2(d), and enters into a binding agreement in connection with such Superior Offer.

The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 6.2           Effect of Termination. In the event of termination of this Agreement by either Pyxis or LS, as provided in Section 6.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of LS, Pyxis, Merger Sub, or their respective officers or directors (except for confidentiality agreements, Section 4.4, this Section 6.2 and the entirety of Article VII and Article VIII, all of which shall survive the termination); provided, however, that (i) in the event Pyxis terminates this Agreement pursuant to Section 6.1(b)(iii) or Section 6.1(c)(i), LS shall immediately repay to Pyxis in cash or by wire transfer of immediately available funds (A) the amount of the Cash Payment plus (B) all legal and accounting fees incurred by Pyxis in connection with this Agreement and the transactions contemplated hereby up to an amount equal to $450,000, or (ii) in the event Pyxis terminates this Agreement pursuant to Section 6.1(c)(ii) or Section 6.1(c)(iii), or LS terminates this Agreement pursuant to Section 6.1(e), then in addition to the amounts set forth under clause (i) above, LS, LSG and/or the LS Operating Subs shall immediately pay Pyxis in cash or by wire transfer of immediately available funds a fee of $450,000; and provided further that nothing contained in this Section 6.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a party from exercising its rights under Section 8.8.

ARTICLE VII

INDEMNIFICATION

Section 7.1           Indemnification. Subject to the terms and conditions of this Article VII,

(a)  (i) Prior to the Closing, each of LS, LSG and the LS Operating Subs, and (ii) following the Closing, each of Michael Onghai, LSG and the LS Operating Subs, shall, jointly and severally, indemnify, defend and hold harmless Pyxis and its directors, officers, stockholders and Affiliates from and against any and all claims, liabilities, losses, damages, judgments, costs and/or expenses, including without limitation the fees and disbursements of counsel (which shall be paid by the indemnifying parties upon request by the indemnified parties as incurred), or amounts that are paid in settlement (collectively, the “Indemnification Liabilities”), based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by LS or LSG in this Agreement or in any document delivered pursuant hereto, (ii) the failure of LS or LSG to satisfy the conditions set forth under Section 5.2 as of the Closing, irrespective of Pyxis’s participating in the Closing, or (iii) the business or operations of LS, LSG and their respective Subsidiaries prior to the Closing (including taxes owed for all periods and activities prior to Closing); provided, however, that following the Merger any and all Indemnification Liabilities not timely paid pursuant to the Pledge Agreement shall first be paid by Michael Onghai out of his Pyxis Shares pledged pursuant to the Pledge Agreement (or with cash if Michael Onghai so chooses), and then by each of LSG and the LS Operating Subs.

(b)  Pyxis shall indemnify, defend and hold harmless LS and its directors, officers, stockholders and Affiliates from and against any and all Indemnification Liabilities, based in whole or in part on or arising in whole or in part out of or related to (i) the breach of any representation, warranty or covenant made by Pyxis in this Agreement or in any document delivered pursuant hereto, (ii) the failure of Pyxis to satisfy the conditions set forth under Section 5.3 as of the Closing, irrespective of LS’s participating in the Closing, or (iii) the business or operations of Pyxis and its Subsidiaries prior to the Closing.

Section 7.2           Notice of Claim. The indemnified party in Section 7.1 shall promptly notify the indemnifying party in a writing describing in reasonable detail the facts giving rise to any claims for indemnification hereunder, but the failure to so notify shall not relieve a party from any liability it may have under this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Pyxis or Merger Sub, to:

Pyxis Tankers Inc.

K. Karamanli 59

Maroussi 15125, Greece

Attention: Valentios Valentis, Chairman & CEO

Facsimile No.: +30 (210) 651-0530

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry Grossman, Esq.

Fax Number: (212) 370-7889

(b)  if to LS or LSG, to:

LookSmart, Ltd.

49 Geary Street, Suite 235

San Francisco, CA 94108

Attention: Michael Onghai, CEO

Facsimile No.: (888) 340-8758

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Attention: Jay Kaplowitz, Esq.

Fax Number: (212) 930-9725

Section 8.2           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.3           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

Section 8.4           Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto (and the Indemnified Parties) any rights or remedies hereunder; provided, however, that following the Effective Time, each holder of LS Shares shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article I.

Section 8.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.6           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.7           Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.8           Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Pyxis, LS and LSG hereby consent to service being made through the notice procedures set forth in Section 8.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.9           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.11         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Merger shall be consummated.

Section 8.12         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.13         Legal Representation. Each party hereto acknowledges that it has been given the opportunity to be represented by independent legal counsel in the preparation of this Agreement and hereby waives any allegations that it has not been represented by its own counsel. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 8.14         Definitions.

(a)  In this Agreement, the following terms have the meanings specified or referred to in this Section 8.14(a) and shall be equally applicable to both the singular and plural forms.

(i)          “$” means United States dollars.

(ii)         “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(iii)        “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iv)        “Alternative Proposal” means any transaction or series of related transactions other than the Merger involving (A) any acquisition or purchase from LS by any third party of more than a 10% interest in the total outstanding voting securities of LS or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 10% or more of the total outstanding voting securities of LS, or any merger, consolidation, business combination or similar transaction involving LS pursuant to which the stockholders of LS immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of LS or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of LS.

(v)         “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York and/or Greece are authorized by law or executive order to be closed.

(vi)         “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(vii)       “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(viii)      “Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

(ix)         “IRS” means the Internal Revenue Service.

(x)          “Knowledge of LS” means the actual knowledge of the directors and officers of LS.

(xi)         “Knowledge of Pyxis” means the actual knowledge of the directors and officers of Pyxis.

(xii)        “Material Adverse Effect” means any effect that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of a Person and its Subsidiaries, taken as a whole.

(xiii)       “Order” means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

(xiv)       “Permitted Issuances” means (A) the creation of a stock or option plan reserving shares of Pyxis Common Stock equal to an amount up to 20% of the issued and outstanding shares of Pyxis Common Stock immediately following the Effective Time, and the issuance of any securities thereunder, (B) the issuance of shares of Pyxis Common Stock to new employees or directors, not to exceed 5% (in the aggregate) of the issued and outstanding shares of Pyxis Common Stock immediately following the Effective Time, or (C) the issuance of shares of Pyxis Common Stock in an arm’s length transaction with a third party pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Pyxis Board.

(xv)       “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xvi)       “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Pyxis or LS, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(xvii)     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise, tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

(xviii)    “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xix)       “VWAP” means the daily volume weighted average price of a share of LS Common Stock for such date.

(b)  Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section

Agreement	Introduction
Balance Sheet Date	3.4(a)
BCA	1.1
Cash Payment	1.10
Certificate of Merger	1.2
Certificates	1.8(a)
Closing	1.12
Closing Date	1.12
Code	2.8(f)
Consideration Value	4.12(b)
DGCL	1.1
Effective Time	1.2
Environmental Laws	2.10(a)
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Exchange Act	2.4(b)
Financial Statements	3.4(a)
Form F-4	1.8(e)
Future Pyxis Offering	4.12(a)
GAAP	2.5(a)
Indemnification Liabilities	7.1(a)
LS	Introduction
LS Board	2.3(a)
LS Bylaws	2.1(d)
LS Charter	2.1(d)
LS Common Stock	Recitals
LS Conversion Number	1.6(b)
LS Disclosure Schedule	Article II

LS Insiders	4.13
LS Intellectual Property	2.11(a)
LS Meeting	4.11
LS Operating Subs	2.1(c)
LS Plans	2.14(a)
LS Post-Split Share Number	1.6(b)
LS Preferred Stock	Recitals
LS SEC Documents	2.5(a)
LS Share	1.6(b)
LS Share Closing Date Price	1.6(b)
Make-Whole Right	4.12(a)
Maritime Investors	1.7
Material Pyxis Contracts	3.17(b)
Merger	Recitals
Merger Consideration	1.6(b)
Merger Sub	Introduction
Merger Sub Common Stock	Recitals
New LS Sub	4.14(a)
Outside Date	6.1(b)(i)
Permits	3.16
Pledge Agreement	4.14(b)
Proxy Statement	4.11
Put	4.12(c)
Pyxis	Introduction
Pyxis Board	1.5(a)
Pyxis Bylaws	3.1(c)
Pyxis Charter	3.1(c)
Pyxis Common Stock	Recitals
Pyxis Disclosure Schedule	Article III
Pyxis Intellectual Property	3.7
Pyxis Operating Subs	3.1(b)
Pyxis Preferred Stock	Recitals
Pyxis Shares	1.6(b)
Pyxis True-Up Shares	1.7
Related Party Loans	1.10
Representatives	4.2(a)
Sarbanes-Oxley Act	2.5(c)
SEC	2.1(d)
Securities Act	1.8(e)
Spinoff	4.1
Stock Split	4.10
Superior Offer	4.2(d)
Surviving Corporation	1.1
Transfer	2.16
Vessel	3.14(a)

* * * * *

IN WITNESS WHEREOF, Pyxis, Merger Sub, LS and LSG have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

MARITIME TECHNOLOGIES CORP.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

LOOKSMART, LTD.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

LOOKSMART GROUP, INC.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

ACCEPTED AND AGREED	ACCEPTED AND AGREED
(with respect to Section 4.13 only):	(with respect to Sections 4.14 and 7.1(a) only):

/s/ Michael Onghai	/s/ Michael Onghai
Name of LS Insider: Michael Onghai	Michael Onghai

ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Thorsten Weigl
Name of LS Insider: Thorsten Weigl

ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Christian (“Jay”) Chan
Name of LS Insider: Christian (“Jay”) Chan

ACCEPTED AND AGREED
(with respect to Section 4.13 only):

/s/ Paul Pelosi, Jr.
Name of LS Insider: Paul Pelosi, Jr.

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Clickable, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Group, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Conversion Media Holdings, LLC

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Holdings (Delaware), Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart International Pty Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: ShopWiki Corp.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: TrafficMaster, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: Wisenut, Inc.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

ACCEPTED AND AGREED

(with respect to Sections 4.14, 6.2 & 7.1(a) only):

Name of LS Operating Sub: LookSmart Canada Ltd.

Authorized Signatory:	/s/ Michael Onghai
Michael Onghai

Exhibit A

LS Operating Subs

LS Subsidiaries:

LookSmart Group, Inc.

LookSmart Group, Inc. Subsidiaries:

Clickable, Inc., a Delaware corporation

Conversion Media Holdings, LLC, A Delaware LLC (51% interest)

LookSmart Holdings (Delaware), Ltd., a Delaware corporation (inoperative)

LookSmart International Pty Ltd., an Australian corporation (inoperative)

ShopWiki Corp., a Delaware corporation

TrafficMaster, Inc., a California corporation (suspended)

Wisenut, Inc., a Delaware corporation (inoperative)

Clickable, Inc. Subsidiaries:

LookSmart Canada Ltd., a Canadian corporation

Exhibit B

Directors and Officers of Surviving Corporation

Directors:

Valentios Valentis

Antonios Backos

Konstantinos Lytras

Officers:

Valentios Valentis, President and Treasurer

Antonios Backos, Secretary

Exhibit C

Directors and Officers of Pyxis

Directors:

Name	Class	Initial Expiration Date (1)	Independent
Valentios Valentis	I	Expires 2018	No
Aristides Pittas	II	Expires 2016	Yes
Robert Ladd	II	Expires 2016	Yes
Basil Mavroleon	III	Expires 2017	Yes
Robin Das	III	Expires 2017	Yes

(1)         Following their initial expiration dates, all Classes are for staggered 3-year periods

Officers:

Name	Title
Valentios Valentis	Chairman & Chief Executive Officer
TBD	Chief Financial Officer
Antonios Backos	Senior VP for Corporate Development, General Counsel & Secretary
Konstantinos Lytras	Chief Operations Officer

Exhibit D

Pyxis Operating Subs*

SECONDONE CORP.

THIRDONE CORP.

FOURTHONE CORP.

SIXTHONE CORP.

SEVENTHONE CORP.

EIGHTHONE CORP.

* Will be transferred to Pyxis Tankers Inc. prior to Closing

Exhibit E

Form of Voting Agreement

See attached

Exhibit F

LS Insiders

Michael Onghai

Thorsten Weigl

Christian (“Jay”) Chan

Paul Pelosi, Jr.

Exhibit G

Form of Lockup

See attached

Exhibit H

Additional Pyxis Shares

Vessel Name	Vessel-Owning Subsidiary Name	Number of Pyxis Shares[1]

MISS LUCY	Firstone Corp.	$4,887,500 divided by the LS Share Closing Date Price

Pyxis Loucas	Fifthone Corp.	$5,430,000 divided by the LS Share Closing Date Price

1 For purposes of applying any adjustment to the number of shares as contemplated by Section 4.15, the respective equity valuations of the vessels will be increased by the amount of any repayments or reductions to the loans outstanding as of the date hereof (MISS LUCY - $28,250,000; PYXIS LOUCAS - $22,200,000) and for any cash each subsidiary will have on hand on the date of delivery to Pyxis.

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